UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 23, 2008

Legacy Reserves LP
(Exact name of registrant as specified in its charter)

Delaware	1-33249	16-1751069
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

303 W. Wall, Suite 1400
Midland, Texas	79701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (432) 689-5200

NOT APPLICABLE
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 23, 2008, the board of directors (the “Board”) of Legacy Reserves GP, LLC (the “General Partner”), the general partner of Legacy Reserves LP (“Legacy”), elected William R. Granberry to the Board as an independent member.  It is anticipated that Mr. Granberry will serve on the audit and conflicts committees of the Board.

There is no arrangement or understanding between Mr. Granberry and any other persons pursuant to which he was selected as a director.  There are no relationships between Mr. Granberry and the General Partner or Legacy or any of Legacy’s subsidiaries that would require disclosure pursuant to Item 404(a) of Regulation S-K.

As a non-employee director, Mr. Granberry will receive compensation for each additional meeting attended in excess of the four quarterly meetings scheduled each year in the amount of $1,000 for meetings lasting under one hour and $1,500 for meetings lasting over one hour.  Furthermore, Mr. Granberry will receive an annual grant of 1,750 units representing limited partner interests in Legacy Units and a cash retainer of $25,000, prorated for the period of time Mr. Granberry serves on the Board prior to the next annual meeting of unitholders held for the election of directors.

On January 24, 2008 Legacy issued a press release announcing the election of Mr. Granberry to the Board.  The press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
Exhibit 99.1	Press Release dated January 24, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEGACY RESERVES LP By: Legacy Reserves GP, LLC, its general partner

Date: January 25, 2008	By:	/s/ Steven H. Pruett
Steven H. Pruett
President, Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit Number	Description
Exhibit 99.1	Press Release dated January 24, 2008.